Exhibit 10.3
PLEXUS CORP. 2008 LONG-TERM INCENTIVE PLAN
UNRESTRICTED STOCK AWARD
TO:
DATE:
     I am pleased to notify you that, as a non-employee member of the Board of Directors of Plexus Corp. (the “Corporation”), you have been awarded under the Plexus Corp. 2008 Long-Term Incentive Plan (the “LTIP”) an Unrestricted Stock Award of                      shares of the Corporation’s common stock, $.01 par value (the “Award Shares”). Except as provided in the next paragraph, the Award Shares will be transferred to you on                     .
     If you made a valid, timely election (available for 2011 and later years only) to defer receipt of the Award Shares, then your deferral election and the terms of the Plexus Corp. Non-Employee Directors Deferred Compensation Plan will determine when the Award Shares are transferred to you (prior to that transfer your award will be represented by Deferred Stock Units as defined in the LTIP).
     As a reminder, applicable securities laws may restrict your ability to sell the shares you receive under this award. You must comply with the Corporation’s Insider Trading Restrictions and Policies, a copy of which is included with this letter. The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.
     As an additional reminder, the fair market value of the shares on the transfer date will be includible in your gross income (as ordinary income) and will be reported on IRS Form 1099.

PLEXUS CORP.
By:	Angelo M. Ninivaggi, Secretary